EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT was executed on August 21, 2007, by and between Advaxis, Inc., a Delaware corporation (the “Company”). and Thomas Moore (“Executive”).

WITNESSETH:

WHEREAS, Executive and the Company desire to set forth in this Agreement the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

16.  Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company. Executive represents that (a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive is bound, (b) Executive has not, and in connection with Executive’s employment with the Company will not, violate any non-solicitation, non-competition or other similar restrictive covenant by which Executive is bound, and (c) in connection with Executive’s employment with the Company Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer in violation of any nondisclosure covenant or agreement by which Executive is bound.

17.  Term; Position and Responsibilities

(a)  Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ Executive for a term commencing as of December 15, 2006 (the “Commencement Date”) and ending on the second anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions (subject to any adjustment made pursuant to the terms hereof), for an additional 12-month period (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 90 days prior to the expiration of the Initial Term or such Additional Term, either party shall give written notice to the other (a “Non-Extension Notice”) of such party’s intention not to extend the term hereof. A Non-Extension Notice shall not constitute a notice of the termination of Executive’s employment by the Company unless such notice specifically provides for such termination of employment and the specific date thereof. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

(b)  Position and Responsibilities. During the Employment Period, Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company, shall be a member of the Board of Directors of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Company’s Board of Directors (the “Board”) specifies from time to time. Executive shall report directly to the Board. Executive shall devote all of Executive’s skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions, all in a manner consistent with Executive’s position as a senior executive of the Company, except for authorized vacation or personal time, absence for sickness or similar disability, time spent as a Board member on private or public companies, as agreed with the Compensation Committee of the Board, and time spent performing services for any charitable, religious or community organizations so long as such services do not materially interfere with the performance of Executive’s duties hereunder. The Board has agreed to allow the Executive to serve on the following Boards: Alteon, MD Offices, Opt-e-scrip, Healogix, and Mayan Pigments (as Chairman).

(c)  Additional Board Nominee. Executive may nominate one additional Board Member of his choice, and subject to Board agreement, which will not be unreasonably withheld, and subject to the bylaws of the Company and subject to the vote of shareholders in the annual election of members of the, such nominee shall join as a Board member. The right to nominate such additional Board member shall end when employee's employment term ends.

(d)  Capital Investment. Employee will invest up to $500,000 personally in the Company, of which up to $300,000 shall be funded in year 2006 and up to $200,000 shall be invested by July 2007.

18.  Compensation.

(a)  Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of two hundred fifty thousand dollars ($250,000), payable in installments on the Company’s regular payroll dates, but no less frequently than monthly (as the same may be adjusted from time to time as provided below, the “Base Salary”). Such Base Salary will be increased to $350,000 per annum upon the successful raise of $4,000,000 by the Company. The Board shall review Executive’s Base Salary annually to determine, in its sole discretion, whether and by what amount, if any, such Base Salary should be increased.

(b)  Stock Grants and Stock Options. Company shall grant Executive 1,500,000 common shares of which 750,000 common shares shall be granted upon the successful raise of $4,000,000 and 750,000 shares shall be granted upon a successful raise of an additional $6,000,000.

Company shall grant Executive 2,400,000 options priced at the day price as of December 15, 2006, to be vested at 100,000 shares per month over two years.

The Company will grant Employee an additional grant of 1,500,000 shares if the Company stock price (adjusted for any splits) is $.40 or higher for 40 consecutive business days.

In the event of merger of the Company which is a change of control or a sale of the company while Executive is employed, all options will be awarded and vested..

(c)  Employee Benefits. During the Employment Period, Executive shall be entitled to participate in the pension, retirement, savings, medical, disability and other welfare benefit plans maintained by the Company for its senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. Family health insurance will be provided at no cost to the Executive.

(d)  Expenses. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder, upon submission of evidence, reasonably satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time.

(e)  Vacation. During the Employment Period, Executive shall be entitled to four weeks of paid vacation on an annualized basis, in accordance with the Company’s vacation policy for senior executives.

19.  Termination of Employment.

(a)  Termination Due to Death or Disability. Executive’s employment hereunder may be terminated by the Company in the event of Executive’s Disability (as defined below) and shall terminate upon Executive’s death. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of Executive’s duties hereunder for a period of 90 consecutive days or longer or for 180 days or more in any period of 24 consecutive months.

(b)  Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below) at any time. “Cause” shall mean (i) Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude (or comparable crime in any jurisdiction that uses a different nomenclature), (ii) gross negligence or willful misconduct on the part of Executive in the performance of Executive’s duties hereunder, (iii) material breach by Executive of this Agreement, (iv) a material violation by Executive of a Company policy, (v) failure by Executive to timely comply in all material respects with a lawful direction or instruction given to Executive by the Board, or (vi) any other action that is willful on the part of Executive and materially detrimental to the Company or any of its affiliates; provided that, in the case of clauses (ii) through and including (vi) above, the Company shall have given Executive written notice of such event, which notice shall specify in reasonable detail the basis for such termination, and, if such event is reasonably capable of being cured, Executive shall not have cured such event to the reasonable satisfaction of the Company within 30 days from Executive’s receipt of such notice.

(c)  Termination by Company Without Cause. The Company may terminate Executive’s employment hereunder Without Cause at any time by written notice to Executive. A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than as a result of Executive’s Disability or for Cause. A Non-Extension Notice delivered by the Company or Termination pursuant to Section 4(a) shall not constitute a termination of Executive’s employment hereunder by the Company Without Cause unless such notice specifically provides for such termination of employment and the specific date thereof.

(d)  Termination by Executive. Executive may terminate Executive’s employment hereunder with or without “Good Reason” (as defined below); provided that Executive shall have given Company written notice, which notice shall, in the event of a termination with Good Reason, specify in reasonable detail the basis for, such termination. “Good Reason” shall mean the occurrence of any of the following events, without Executive’s consent, and the failure of the Company to correct any such event set forth in Executive’s notice of termination contemplated above within 30 days of the Company’s receipt of such notice: (i) the assignment to Executive of duties that are significantly different from, and that result in a material diminution of, the duties provided for in Section 2(b), (ii) a breach by the Company of its obligations to pay compensation due to Executive under this Agreement, (iii) the Company’s ceasing to provide Executive with the title of Chief Executive Officer, (iv) the Company’s ceasing to provide Executive with the title of President unless the person then serving as President shall be obligated to report directly to Executive, (v) the Company’s requiring Executive to report to any person in the Company other than the Board, or (v) a relocation of Executive’s principal place of business to a place that is more than 50 miles from the greater New York City metropolitan area.

(e)  Notice of Termination. Any termination of Executive’s employment by Company pursuant to Section 4(b), 4(c) or 4(d), or by Executive pursuant to Section 4(e) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with Company has been or will (subject to any applicable cure period) be terminated and the specific provisions of this Section 4 under which such termination is being effected.

(f)  Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated by the Company, the latest of (A) the date on which Notice of Termination is given as contemplated by Section 4(e), (B) the date of termination specified in such notice and (C) the date any applicable cure period ends (if such matter is not cured within such period), (iii) if Executive’s employment is terminated by Executive without Good Reason, the date on which Notice of Termination is given as contemplated by Section 4(e), and (iv) if Executive’s employment is terminated by Executive for Good Reason, the date the cure period ends (if such matter is not cured within such period).

(g)  Resignation upon Termination. Effective as of any Date of Termination, Executive shall resign, in writing, from all Board of Director memberships and other positions then held by Executive with the Company and its affiliates.

(h)  Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of Executive’s responsibilities and require Executive to immediately cease all professional activity on behalf of the Company. In addition, in the event that the Board reasonably believes that Executive has engaged in improper conduct that has or would cause substantial harm to the Company, the Board may relieve Executive of Executive’s responsibilities during the pendency of any investigation (but in no event more than 30 days) it commissions to determine whether Executive’s employment may be terminated for Cause. Prior to the relevant Date of Termination, the Company shall compensate the Executive in accordance with this Agreement during any period of cessation of the Executive’s professional activity in accordance with this Section 4(h), as if no such cessation occurred.

20.  Payments Upon Certain Terminations.

(a)  General. If, during the Employment Period, the Executive's employment terminates for any reason, the Executive (or Executive’s estate, beneficiaries or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid Base Salary through the Date of Termination (including with respect to unused vacation time, other than in the case of a termination for Cause), (ii) (A) any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination, and (B) with respect to the fiscal year of the Company in which the Date of Termination occurs. Except as provided in paragraph (b) below, no other compensation shall be paid to Executive upon Termination.

(b)  Limited Severance Payment. In the event of termination of Executive’s Employment hereunder by the Company following the $4 million raise, Employee will also receive 1 year's severance at his then payment level.

(c)  No Duplication of Benefits. In the event of Executive’s termination of employment during the Employment Period for any reason, the sole payments or obligations of the Company are provided for in this Section 5. In the event that Executive is entitled to payment under any plan, policy, program or practice of the Company relating to severance, any such payment shall reduce the amounts otherwise payable hereunder.

21.  Restrictive Covenants

(a)  Restrictive Covenants. Executive acknowledges and agrees that the Company has a legitimate interest in being protected from Executive’s being employed by, or providing services to, an entity that competes with the Company or its affiliates. Executive and the Company have considered carefully how best to protect the legitimate interests of the Company and its affiliates without unreasonably restricting the economic interests of Executive, and hereby agree to the following restrictions as the most reasonable and equitable under the circumstances. During the Employment Period and for a period of twelve (12) months following the date of termination or expiration of the Employment Period, or, if Executive’s employment is terminated by the Company for Cause or for Executive’s Disability, or by Executive without Good Reason or if Executive provides a Non-Extension Notice in accordance with the terms of Section 2(a), twelve (12) months following the date of termination or expiration of the Employment Period (the “Restriction Period”), Executive will not anywhere in the United States of America or anywhere else the Company or any of its affiliates does business, directly or indirectly (whether as sole proprietor, partner or venturer, stockholder, director, officer, employee or consultant or in any other capacity as principal or agent or through any person, subsidiary or employee acting as nominee or agent):

(i)  Engage in, or have any interest in any person, firm, corporation, business or other entity other than the Company (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that that are competitive with those being developed by or is otherwise engaged in the development and/or marketing of listeria based cancer vaccines, or other products offered by the Company or its affiliates on or prior to the date of termination or expiration of the Employment Period.

(ii)  Solicit or hire employees of the Company or its affiliates (or persons who at any time within the six months preceding the date of termination or expiration of the Employment Period were employees of the Company or its affiliates), or solicit employees of the Company or its affiliates to terminate their employment with the Company or its affiliates. In entering into this agreement, the parties recognize and agree that it is necessary to maintain a stable workforce to enable the Company to maintain its business.

Notwithstanding anything to the contrary contained herein, (i) Executive, directly or indirectly, may own publicly traded stock constituting less than one percent (1%) of the outstanding shares of such class of stock of any corporation that engages in any business activity that is the same as, similar to or competitive with, the business of the Company or its affiliates, if, and as long as, Executive is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation, (ii) the Restriction Period shall end at any time, after the date of termination or expiration of the Employment Period, that (A) the Company shall have breached its obligation to make cash payments to Executive pursuant to the provisions of Section 5(a) or Section 5(b)(i) and such breach shall not have been cured by the Company within fifteen (15) days after the Company shall have received from Executive written notice of such breach (which notice shall specify the basis of such breach in reasonable detail) or (B) the Company is in breach in any material respect of any of its other obligations under Section 5, (iii) if the Company provides a Non-Extension Notice in accordance with the terms of Section 2(a), the Restriction Period shall end on the last day of the Employment Period unless, at any time, the Company terminates Executive’s employment hereunder for Cause, and (iv) no provision contained in this Section 6(a) shall be interpreted in such a manner as would prohibit Executive from performing Executive’s duties (as an officer, director, employee, consultant or agent of the Company) owed to the Company during or after the Employment Period.

(b)  Confidential Information. Executive acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates including without limitation, nonpublic information relating to its or its affiliates’ products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs, nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, financial records, design or other nonpublic financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, the “Confidential Information”)) is and shall remain the property of the Company. Executive recognizes and agrees that all of the Confidential Information, whether developed by Executive or made available to Executive, other than (i) information that is generally known to the public, (ii) information already properly in Executive’s possession on a non-confidential basis from a source other than the Company or its affiliates, which source to Executive’s knowledge is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (iii) information that can be demonstrated by Executive to have been independently developed by Executive without the benefit of Confidential Information from the Company or its affiliates, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Accordingly, Executive agrees to use such Confidential Information only for the benefit of the Company. Executive agrees that during the Employment Period and until the sixth anniversary of the date of termination or expiration Executive’s employment with the Company or its affiliates, Executive will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (i), (ii) and (iii) above, except as may be required in the ordinary course of business of the Company or as may be required by law or government authority. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, Executive agrees (i) to notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy, and to cooperate fully, as may be reasonably requested by the Company, in the Company’s efforts to obtain such a protective order or other appropriate remedy, and (ii) shall comply with any such protective order or other remedy if obtained. Information concerning the business of the Company or any of its affiliates that becomes public as a result of Executive’s breach of this Section 6(b) shall be treated as Confidential Information under this Section 6(b). Notwithstanding any provision herein to the contrary, Executive may disclose the terms of this Agreement to the extent necessary to enforce its rights under this Agreement.

(c)  Ownership of Developments. Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own any right, title and/or interest in any Developments for which no equipment, supplies, facility or trade secret information of the Company or its affiliates was used and which were developed entirely on Executive’s time, and (A) which do not relate (I) to the business of the Company or its affiliates or (II) to the Company’s or its affiliates’ actual or demonstrably anticipated research or development, or (B) which do not result from any work performed by Executive for the Company or its affiliates. Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments owned by the Company in accordance with this paragraph to the Company. Executive shall further assist the Company, as reasonably requested by Company and at Company’s sole expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing terms of this Section 6(c) with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) for business use specifically by the Company or its affiliates during the Employment Period and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, § 101).

(d)  Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company (i) all of the property of each of the Company and its affiliates received at any time by Executive (to the extent not previously returned to the Company) and (ii) all the documents and data of any nature and in whatever medium of each of the Company and its affiliates received at any time by Executive (to the extent not previously returned to the Company), and Executive shall not take any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information; provided, however, the foregoing shall not limit any rights or obligations with respect to any such property, documents, data or reproductions thereof that Executive may have as a shareholder, creditor, consultant and/or director of the Company.

(e)  Notification. Executive will inform any prospective subsequent employer during the Restriction Period of the substance of the terms and conditions of the restrictive covenants set forth in this Section 6.

(f)  Affiliates. Notwithstanding anything to the contrary in this Section 6, for the purposes of this Section 6, no stockholder of the Company, other than a stockholder that is a holding company of the Company, shall be deemed to be an “affiliate” of the Company.

22.  Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Etc.

(a)  Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 6 of this Agreement relate to special, unique and extraordinary matters and that a violation on the Executive’s part of any of the terms of such covenants, obligations or agreements will cause immeasurable and irreparable injury to the Company for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b)  Blue Pencil. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 hereof is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 6 shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

(c)  Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its affiliates and that (i) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in Section 6 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; (iii) Executive desires and agrees to be bound by such covenants and restrictions; and (iv) the compensation to be provided to Executive are adequate consideration for the restrictive covenants provided in Section 6.

23.  Miscellaneous

(a)  Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 8(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the successor to the Company shall expressly assume and agree in writing to perform this Agreement.

(b)  Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person) are merged herein and superseded hereby.

(c)  GOVERNING LAW, JURISDICTION.

(i)  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW JERSEY APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

(ii)  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW JERSEY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW JERSEY IN NEWARK, NEW JERSEY AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 8(h) HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(iii)  EACH OF THE PARTIES WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT EACH SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(d)  Taxes. Notwithstanding any provision to the contrary, the Company shall have the power to withhold from (and thereby reduce) any payments due to the Executive under this Agreement, or (to the extent that taxes are under-withheld on amounts previously paid by the Company to the Executive or taxes are due on income taxable to the Executive without the receipt of sufficient cash) require Executive to remit to the Company promptly upon notification of the amount due, an amount, determined within the Company’s reasonable discretion and upon written notice (including pay stubs) to Executive, in each case as necessary to satisfy all of the Company’s obligations regarding Federal, state, local and foreign withholding tax requirements (including, without limitation, social security, employment and similar payroll deductions) with respect to the Executive’s compensation pursuant to this Agreement and/or with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive or any third party, for the account or benefit of the Executive, and the Company may defer any such payment of cash or issuance or delivery of such other property for a reasonable period until such requirements are satisfied, at which time all deferred payments shall be promptly remitted to the Executive.

(e)  Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations the Company, is approved by the Board or a person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)  Insurance.

(i)  The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the reasonable requests of the Company in procuring such insurance and shall, at the reasonable request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies.

(ii)  Beginning on the Commencement Date and thereafter through the remainder of the Employment Period, the Company shall provide Directors and Officers liability insurance coverage for the Executive similar to that provided to officers and directors of other portfolio companies of North Castle Partners III, L.P.

(g)  Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h)  Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)  If to the Company, to it at its then current headquarters, Attention: Chairman of the Board.

(ii)  if to Executive, to Executive at Executive’s residential address as then on file with the Company, with a copy to :

Tel:
Fax:
Attn:

Copies of any notices or other communications given under this Agreement shall also be given to:

Tel:
Fax:
Attn:

and to:

Fax:
Attn:

(i)  Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date and year first above written.

ADVAXIS, INC.

By:	/s/ Richard Berman
Name: Richard Berman
Title: Chairman of Compensation Committee

EXECUTIVE
/s/ Thomas Moore
Thomas Moore
Chief Executive Officer and Chairman of the Board

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